Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2016, with respect to the financial statements  included in the Annual Report of CoLucid Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statement of CoLucid Pharmaceuticals, Inc. on Form S-8 (No. 333-203872).

/s/GRANT THORNTON LLP

Boston, Massachusetts
March 23, 2016